Exhibit 99.4

                         BOOTH CREEK SKI HOLDINGS, INC.

                       Code of Business Conduct and Ethics

                          (adopted on January 14, 2003)


PURPOSE

     The Board of Directors (the "Board") of Booth Creek Ski Holdings, Inc. (together with its subsidiaries "Booth Creek" or the "Company") has adopted this Code of Business Conduct and Ethics (the "Code"), in connection with Section 406 of the Sarbanes-Oxley Act of 2002. The Code is to apply to Booth Creek's principal executive officer or officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions (each, an "Officer", and collectively, the "Officers"). The Code is designed to deter wrongdoing and to promote (i) honest and ethical conduct, (ii) avoidance of conflicts of interests, (iii) full, fair, accurate, timely and understandable disclosure in SEC filings, (iv) compliance with applicable governmental laws, rules and regulations, (v) prompt internal reporting to the Board overseeing the Code of violations of the Code and (vi) accountability for adherence to the Code.

     The Board believes the Code should be an evolving set of conduct and ethics, subject to alteration as circumstances warrant. Any waiver of the Code may be made only by the Board. The Board will promptly disclose waivers of this Code as required by applicable law, including the rules and regulations promulgated by the SEC.

     Those who violate the standards in the Code will be subject to disciplinary action. Disciplinary action may include loss of pay, termination, referral for criminal prosecution and reimbursement to the Company or others for any losses or damages resulting from the violation. If you are in a situation which you believe may violate or lead to a violation of this Code, you must contact the Company's General Counsel or a member of the Board as soon as practicable.

I.   ETHICAL BEHAVIOR

     Each Officer is expected to conduct his or her affairs with uncompromising honesty and integrity. Each Officer is required to adhere to the highest moral and ethical standards in carrying out their duties on behalf of the Company. An Officer of Booth Creek is expected to be honest and ethical in dealing with all employees of Booth Creek, clients, vendors and third parties. The actions of an Officer must be free from illegal discrimination, libel, slander or harassment. Each person must be accorded equal opportunities in compliance with applicable law.

II.  CONFLICTS OF INTEREST

     Each Officer is expected to avoid engaging in activities that conflict with, or are reasonably likely to conflict with, the best interests of the Company and its stockholders. Any personal activities or interests of an Officer that would negatively influence his or her judgment, decisions or actions to a material extent must be disclosed to the General Counsel, who will (in consultation with the Board, if appropriate) determine if there is a conflict and, if so, how to resolve it without compromising the Company's interests. Prompt and full disclosure is always the correct first step towards identifying and resolving any potential conflict of interest or problem.

     This policy applies not only to each Officer but also to immediate family members of each Officer, any trust in which an Officer (or a member of the Officer's immediate family) has a beneficial interest (and over which it can exercise or influence decision making), and any person with whom the Officer (or a member of the Officer's immediate family) has a substantial business relationship. An "immediate family member" includes a person's spouse, parents, children, sibling, parents-in-law, children-in-law, siblings-in-law and anyone who shares such person's home.

     Material conflicts of interests will be reviewed by the Board. In certain limited cases, activities giving rise to potential conflicts of interest may be permitted if the Board determines that they are not to be harmful to the Company.

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     It is acknowledged  that there are accepted and  longstanding  practices in the ski industry and the hospitality and leisure industry of providing complimentary services to competitors, trips to industry related events and trade shows, trips to locations where equipment is manufactured or available for inspection and free equipment for trial and demonstration purposes. Benefiting from such practices or engaging in such activities shall not be deemed to be unethical and shall not be prohibited so long as such practices or activities would not or could not reasonably be expected to result in undue influence. Please remember, however, that local, state and federal laws, including the Foreign Corrupt Practices Act, often impose special rules on relations with government customers and suppliers which may differ from commercial relations. Payments for expenses of government representatives should be reviewed by the Board prior to making the payment. Any questions as to what constitutes inappropriate behavior or practices should be raised with the General Counsel or with the Board.

III. CORPORATE OPPORTUNITIES

     Each Officer owes a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Consequently each Officer is prohibited from taking for themselves personally (including for the benefit of family members or friends) opportunities that are discovered through the use of corporate property, information or position without the consent of the Board. No Officer may use corporate property, information, or position for improper personal gain (including for the gain of family members or friends), and may not compete with the Company directly or indirectly.

     If an Officer offers an opportunity to the Board, and the Board rejects such opportunity, however, then that Officer is no longer prohibited by Booth Creek to take advantage of such opportunity.

IV.  FULL, FAIR, ACCURATE AND TIMELY DISCLOSURE FOR SEC FILINGS; RECORD KEEPING

     The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must promptly, completely and accurately reflect the Company's assets, liabilities and transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation. In addition, no undisclosed or unrecorded fund or asset shall be maintained for any purpose and no transaction shall be carried out in a manner such that the substance of the transaction is obscured, nor shall any transaction be recorded improperly. If a mistake in any information previously disclosed is discovered, such mistake should immediately be brought to the attention of the Board, the Company's Disclosure Committee and, if applicable, the Company's independent auditors or legal advisors.

     Each Officer shall read each SEC report and press release prior to the time it is filed, furnished or issued to the SEC or public, as applicable. Any inaccuracy or material misstatement in, or the omission of any information necessary to make the statements made not misleading from, any SEC filing or press release shall be immediately disclosed to the Board and, if applicable, the Company's auditors or legal advisors.

     If you have any concerns with accounting or auditing matters, you should report them to the Board and the Company's independent auditors. To the extent the matter has been reported to the Board and remains unresolved, you should report such matter to the Company's legal advisors.

     Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Company's legal advisors.

V.   PROTECTION AND PROPER USE OF COMPANY ASSETS

     All Officers should protect Booth Creek's assets and ensure their efficient use. Furthermore, Company equipment should not be used for non-Company business, though incidental personal use may be permitted. It is important to remember that theft, carelessness, and waste of the Company's assets have a direct impact on the Company's profitability. Accordingly, any suspected incident of fraud, theft or misuse should be immediately reported for investigation.

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VI.  COMPLIANCE WITH LAWS, RULES AND REGULATIONS

     The business of the Company is to be conducted in accordance with the applicable laws of the United States and in accordance with the highest ethical standards of business conduct. Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. Each Officer must respect and obey the laws of the United States and the states and other jurisdictions in which we operate. If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with this Code.

VII. WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

     A waiver of the Code may be made only by the Board and will be promptly disclosed as required by law, including the rules and regulations promulgated by the SEC.

VIII.REPORTING  ANY  ILLEGAL OR  UNETHICAL  BEHAVIOR OR  ACCOUNTING  OR AUDITING
     CONCERNS

     Officers shall discuss with the General Counsel and/or the Board observed illegal or unethical behavior, violations of the Code or accounting or auditing concerns, and when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others or of accounting or auditing concerns, in each case, made in good faith by employees. Officers are expected to cooperate in internal investigations of misconduct. If you observe or become aware of illegal or unethical behavior, violations of the Code or accounting or auditing concerns, you should report the behavior immediately to the Board. To the extent the matter has been reported and remains unresolved you should report the matter to the Company's legal advisors.


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                            ACKNOWLEDGMENT OF RECEIPT


I, _________________,  __________________ of Booth Creek Ski Holdings, Inc. (the
"Company"), hereby acknowledge and confirm that I have received a copy of the Company's Code of Business Conduct and Ethics adopted as of January 14, 2003.





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                                           Date:_______________________________